[Letterhead of Willkie Farr & Gallagher LLP]

Item 11(a)

September 22, 2006

Legg Mason Partners Municipal Funds

125 Broad Street

New York, New York 10004

Ladies and Gentlemen:

You have requested us, as counsel to Legg Mason Partners Municipal Funds, a Massachusetts business trust (the “Trust”), on behalf of Legg Mason Partners Intermediate-Term Municipals Fund (“Intermediate-Term Municipals Fund”) and Legg Mason Partners Pennsylvania Municipals Fund (“Pennsylvania Municipals Fund”), each a series of the Trust (each, an “Acquiring Fund”), to furnish you with this opinion in connection with the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission on or about September 22, 2006 (the “Registration Statement”), registering (i) Intermediate-Term Municipals Fund’s Class A shares of beneficial interest and (ii) Pennsylvania Municipals Fund’s Class A shares of beneficial interest (the shares in (i) and (ii) collectively, the “Shares”) to be issued pursuant to (i) an Agreement and Plan of Reorganization, by and among (a) the Trust, on behalf of its series Intermediate-Term Municipals Fund, (b) Legg Mason Tax-Free Income Fund, a Massachusetts business trust, on behalf of its series, Legg Mason Tax-Free Intermediate-Term Income Trust, and (c) solely with respect to certain aspects, Legg Mason Partners Fund Advisor, LLC (the “Advisor”); and (ii) an Agreement and Plan of Reorganization, by and among (a) the Trust, on behalf of its series Pennsylvania Municipals Fund, (b) Legg Mason Tax-Free Income Fund, a Massachusetts business trust, on behalf of its series, Legg Mason Pennsylvania Tax-Free Income Trust (each of Legg Mason Tax-Free Intermediate-Term Income Trust and Legg Mason Pennsylvania Tax-Free Income Trust, an “Acquired Fund”), and (c) solely with respect to certain aspects, the Advisor (each, an “Agreement” and, together, the “Agreements”). The Agreements provide for the proposed acquisition by each Acquiring Fund of all of the assets of the corresponding Acquired Fund solely in exchange for the Shares and the assumption by each Acquiring Fund of all of the liabilities of the corresponding Acquired Fund.

We have examined the Registration Statement, substantially in the form in which it is to become effective, the Trust’s Restated Declaration of Trust (the “Declaration”), the most recent amendment to the Declaration (the “Designation”), the By-Laws, as amended, resolutions adopted by the Trustees of the Trust at meetings held on June 22, 2006, authorizing the Reorganizations and the issuance of the Shares on behalf of each Acquiring Fund (the “Resolutions”) and the forms of the Agreements to

Legg Mason Municipal Funds

September 22, 2006

be included in the Proxy Statement/Prospectus included in the Registration Statement. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of the materials described above, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust and others, which facts we have not independently verified. We have further assumed that the Agreements will be duly executed and delivered in substantially the same form as that included in the Registration Statement and that upon such execution and delivery, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the Declaration, the Designation and the Resolutions and for the consideration described in the Agreement, will be validly issued, fully paid and nonassessable, except that shareholders of an Acquiring Fund may under certain circumstances be held personally liable for its obligations.

We hereby consent to the reference to us in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. We are furnishing this opinion solely for your benefit and this opinion may not be relied upon by any other person without our consent.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the laws of the Commonwealth of Massachusetts, we have relied upon the opinion of Bingham McCutchen LLP (which is attached hereto).

Very truly yours,

/s/ Willkie Farr & Gallagher LLP